Exhibit 10.6

March 9, 2018

Via Email

Dean Ferrigno
deanjfl@gmail.com
972-489-0025

Re: Offer of Employment with AROG Pharmaceuticals, Inc.

Dear Dean,

I am pleased to offer you a position of Chief Financial Officer with AROG Pharmaceuticals, Inc. (“AROG”) on the terms outlined below:

•	Your anticipated start date and time is Wed, March 28, 2018 at 8:00am.

•	Your maximum initial compensation package will be $212,920.00, comprised of your initial starting salary, health insurance benefits contribution, and 401(k) contribution matches as described below:

o	Your initial salary will be $7,692.31 paid biweekly (approximately $200,000.00 per year if annualized), less all applicable withholdings and deductions.

o	You will be awarded bonus of $25,000.00 upon successful completion and pricing of schedule initial public offering (IPO).

o	You will be eligible to participate in AROG’s employee benefits plan on the terms and conditions of those plans. Although the details of these plans will be provided once you become eligible, they are briefly described below:

▪	Medical: AROG will contribute up to $4,920 annually to your cost of elected insurance benefit plans (e.g., medical, dental, and a vision); you will be eligible for medical benefit upon initiation of employment.

▪	Retirement: eligibility to participate in AROG’s 401(k) plan, which will match up to 4% of your annual salary, will begin following 3 months of employment.

•	You will also be eligible for the following time off benefits:

o	You will receive 20 days of paid time off (“PTO-) per year under AROG’s paid time off policy, which includes personal, vacation, and sick leave. Accrual of PTO will begin upon your first day of employment and you will be able to start using your accrued PTO alter 1 month of employment.

o	Maternity / Paternity / Adoption Leave: AROG will provide four weeks of paid maternity and two weeks of paid paternity or adoption leave.

Page1 of 2

o	Additional Accrual: Following each anniversary of your employment (up to your fifth anniversary), you will accrue an additional day of PTO per year.

o	Volunteering: To encourage community involvement, AROG will provide a maximum of one day of PTO for 16 hours of volunteer service performed in the community.

This offer is contingent on the successful results of verification of your eligibility to work in the United States, background, and reference checks. You will receive a Form I-9, which must be completed for employment verification purposes. Please return this form on or before your first day, along with documents that establish your identity; a list of acceptable documents will be enclosed with the form. As further condition of and as consideration of your employment, you will be required to complete AROG’s Non-Disclosure and Inventions Assignment Agreement, Social Media Policy, and associated agreements.

Should you accept our offer, your employment with AROG will be at will. As such, you will be free to end your employment at any time, with or without cause or notice. Likewise, AROG retains the right to reassign you, change your compensation, or end your employment at any time, with or without cause or advanced notice.

We are excited about your prospective employment with AROG and hope that you will give this offer your serious consideration. If these terms are agreeable, please sign and date this document in the space provided below and return the executed letter via email as soon as possible.

Sincerely,

/s/ Taizoon Khokhar Taizoon Khokhar COO
Agreed and accepted: /s/ Dean Ferrigno Dean Ferrigno	3/10/2018 Date

Page2 of 2